UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 17, 2013

GSV CAPITAL CORP.

(Exact name of registrant as specified in its charter)

Maryland	1-35156	27-4443543
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2925 Woodside Road

Woodside, CA 94062

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 235-4769

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 17, 2013, in connection with its previously announced private offering, GSV Capital Corp. (“GSVC,” “Company,” “we” or “our”) issued $69 million in aggregate principal amount of 5.25% Convertible Senior Notes due 2018 (the “Notes”) under an indenture, dated as of September 17, 2013 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”).

In addition, pursuant to the Indenture, the Company, as pledgor, U.S. Bank National Association, as Trustee, and U.S. Bank National Association, as securities intermediary and escrow agent (the “Escrow Agent”), entered into a pledge and escrow agreement relating to the Notes (the “Pledge and Escrow Agreement”).

In accordance with the Pledge and Escrow Agreement, an aggregate of approximately $10.8 million of the proceeds of the offering of the Notes was placed in an escrow account with the Escrow Agent. Funds in the escrow account will be invested in government securities and will be used to make the first six scheduled interest payments on the Notes (or, at its option, GSVC may elect to make the interest payments from its available funds), and these payments will be secured by a pledge of GSVC’s interest in the escrow account. The Notes will not otherwise be secured. The Notes will rank senior in right of payment to GSVC’s future indebtedness that is expressly subordinated in right of payment to the Notes, equal in right of payment to GSVC’s future unsecured indebtedness that is not so subordinated, effectively junior (other than to the extent of the interest escrow) to any of GSVC’s future secured indebtedness to the extent of the value of the assets securing such indebtedness, and structurally junior to all future indebtedness (including trade payables) incurred by GSVC’s subsidiaries.

The Notes will bear interest at a rate equal to 5.25% per annum from September 17, 2013, payable semiannually in arrears on March 15 and September 15 of each year, commencing March 15, 2014. The Notes will mature on September 15, 2018, unless earlier purchased or converted in accordance with their terms. GSVC may not redeem the Notes prior to the stated maturity date. No sinking fund is provided for the Notes.

As described in the Indenture, holders may convert their Notes at any time on or prior to the close of business on the business day immediately preceding the maturity date at an initial conversion rate of 61.5091 shares of common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $16.26 per share). Upon conversion, the holder will receive a number of shares of GSVC’s common stock, per $1,000 principal amount of Notes, equal to the applicable conversion rate (together with a cash payment in lieu of any fractional share). The conversion rate will be subject to adjustment in certain events, as described in the Indenture. An adjustment to the conversion rate will result in a corresponding (but inverse) adjustment to the conversion price. A holder will not receive any additional cash payment or additional shares of GSVC’s common stock representing accrued and unpaid interest, if any, upon conversion of a Note, except in limited circumstances. Instead, interest will be deemed to be paid by the consideration delivered to a holder upon conversion of a Note.

Notwithstanding the foregoing, no holder of Notes will be entitled to receive shares of our common stock upon conversion to the extent (but only to the extent) that such receipt would cause such converting holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder) of 5% or more of the shares of our common stock outstanding at such time (the “Limitation”). Any purported delivery of shares of our common stock upon conversion of Notes shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the converting holder becoming the beneficial owner of more than the Limitation. If any delivery of shares of our common stock owed to a holder upon conversion of Notes is not made, in whole or in part, as a result of the Limitation, our obligation to make such delivery shall not be extinguished, and GSVC shall deliver such shares as promptly as practicable after any such converting holder gives notice to us that such delivery would not result in it being the beneficial owner of 5% or more of the shares of common stock outstanding at such time. The Limitation shall no longer apply following the effective date of any “fundamental change” (as defined in the Indenture).

Holders who convert their Notes prior to September 15, 2016 will receive the cash proceeds from sale by the Escrow Agent of the portion of the government securities in the escrow account that are remaining with respect to any of the first six interest payments that have not been made on the Notes being converted, which is referred to as an “early conversion make whole amount” or “interest make-whole payment.” However, notwithstanding the foregoing, any holder who converts its Notes in connection with a make-whole adjustment event (as defined in the Indenture) prior to September 15, 2016 will not receive any early conversion make whole amount.

If certain corporate events as described in the Indenture occur at any time prior to the stated maturity date, each of which is referred to as a ‘‘make-whole adjustment event,’’ the conversion rate for any Notes converted following such make-whole adjustment event will, in certain circumstances and for a limited period of time, be increased by a number of additional shares of our common stock. Notwithstanding anything in the Indenture to the contrary, any holder who converts its Notes in connection with a make-whole adjustment event prior to September 15, 2016 will not receive the early conversion make whole amount described above and in the Indenture.

Subject to certain exceptions, holders may require GSVC to repurchase, for cash, all or part of their Notes upon a “fundamental change” (as defined in the Indenture) at a price equal to 100% of the principal amount of the Notes being repurchased plus any accrued and unpaid interest up to, but excluding, the “fundamental change repurchase date” (as defined in the Indenture).

The Indenture contains customary financial reporting requirements and contains certain restrictions on mergers, consolidations, and asset sales. The Indenture also contains certain events of default, the occurrence of which may lead to the Notes being due and payable before their maturity or immediately. The events of default contained in the Indenture include, but are not limited to, the following: failure by GSVC to pay any interest on any Note when due and such failure continues for a period of 5 business days for any interest payment due on or prior to September 15, 2016 and 30 business days for any interest payment due after September 15, 2016; failure by GSVC to pay principal of any Note when due; failure by GSVC to deliver the shares of common stock due upon the conversion of any Note (including any additional shares); failure by GSVC to issue a “fundamental change company notice” (as defined in the Indenture) or notice of a “make-whole adjustment event” (as defined in the Indenture), in each case when due; failure of GSVC to comply with its obligations to pay an “interest make-whole payment”; and if the Pledge and Escrow Agreement ceases to be in full force and effect, or enforceable, prior to its expiration in accordance with its terms or the collateral described therein is no longer subject to a valid, perfected, first priority security interest in favor of the trustee, for the benefit of the holders of Notes, for any reason, or GSVC takes any action to impair such security interest. In the case of any such event of default, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may declare the principal amount of the Notes and accrued and unpaid interest thereon, if any, to be due and payable immediately. In the case of certain events of bankruptcy or insolvency relating to the Company that constitute an event of default, the principal amount of the Notes and accrued and unpaid interest, if any, will automatically become immediately due and payable.

The foregoing description of the Indenture, the Notes, and the Pledge and Escrow Agreement is qualified in its entirety by reference to such documents, which are filed herewith as Exhibits 4.1, 4.2, and 10.1, respectively.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Form 8-K is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Form 8-K is incorporated herein by reference.

The Company offered and sold the Notes to Citigroup Global Markets Inc. as representative of the initial purchasers (“Initial Purchasers”), in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), for resale by the Initial Purchasers to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the Initial Purchasers in a Purchase Agreement. The net proceeds from the sale of the Notes were approximately $65.4 million, after deducting the Initial Purchasers’ discounts and commissions and the estimated offering expenses. As noted above, the Company placed approximately $10.8 million of the proceeds in an escrow account with the Escrow Agent.

The Notes and the underlying common stock issuable upon conversion of the Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 8.01 Other Events.

On September 17, 2013, GSV Capital Corp. issued a press release, the text of which is included as Exhibit 99.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

Exhibit No.	Description

4.1	Indenture, dated as of September 17, 2013, by and between GSV Capital Corp. and U.S. Bank National Association, as trustee.

4.2	Form of Global Note 5.25% Convertible Senior Notes due 2018 (included as part of Exhibit 4.1).

10.1	Pledge and Escrow Agreement, dated as of September 17, 2013, by and among GSV Capital Corp., as pledgor, U.S. Bank National Association, as trustee, and U.S. Bank National Association, as securities intermediary and escrow agent.

99.1	Press Release, dated September 17, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 17, 2013	GSV CAPITAL CORP.

	By:	/s/ Stephen D. Bard
Stephen D. Bard
Chief Financial Officer, Chief Compliance
Officer, Treasurer and Corporate Secretary